Exhibit 10.29

January 18, 2007

Dear Scott

We are pleased to offer you a position with Exar Corporation as Senior Vice President and Chief Financial Officer, reporting to Roubik Gregorian, President and Chief Executive Officer. Your starting annual salary will be $285,000.00 paid bi-weekly.

You will be included in the FY2008 Executive Incentive Compensation Program, which is effective from April 1, 2007 to March 31, 2008. This incentive program is currently under development, and we expect to be able to provide details of the program within 60 days. Your target award will be 50% of your annual base salary with a maximum payout of 100% of annual base salary.

You will be granted 87,500 stock options on the first trade date in the month following your date of hire. Stock options vest 25% per year over a four-year period and the option price is established as the fair market value of the stock on the day of the grant. You will also be granted 29,167 restricted stock units (RSU’s) which vest 25% per year over a four–year period. In addition, as a sign-on incentive, you will be granted 6,000 RSU’s which will vest 100% on May 1, 2007.

In the event of Change of Control and your position is eliminated or substantially reduced in responsibility, all of your options and RSU’s will immediately vest. In addition, in the event of Change of Control and your position is eliminated or substantially reduced in responsibility, you will receive a lump sum severance payment equal to the greater of (a) one year’s base salary or (b) one month’s base salary for each year of completed service, up to a maximum of two (2) times your annual base salary.

Exar Corporation has a very competitive fringe benefit package that includes a 401(k) Plan and other benefits. We are a progressive and innovative company and believe that your association with us will be mutually beneficial.

If our offer is acceptable, please sign and date in the space provided below and return one copy to Gene Robles, fax (510) 668-7011 by 5:00 pm on Friday, January 18, 2007. This offer is contingent upon satisfactory completion of our standard background investigation for Company officers and you providing documentation that satisfies the requirements of the Immigration Reform and Control Act of 1986.

Sincerely,

Gene Robles Director	Agreed and Accepted: /s/ J. Scott Kamsler	January 18, 2007
Human Resources	J. Scott Kamsler	Date

CC: Roubik Gregorian	Start Date:	February 19, 2007